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                     September 14, 2022

       John Lindeman
       Chief Financial Officer
       Hydrofarm Holdings Group, Inc.
       1510 Main Street
       Shoemakersville, Pennsylvania 19526

                                                        Re: HYDROFARM HOLDINGS
GROUP, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 1-39773

       Dear Mr. Lindeman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services